UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 2, 2008

ACORN ENERGY, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

4 West Rockland, Montchanin, Delaware	19710
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure.

Paketeria

On July 1, 2008, the Registrant announced an equity investment by Volksbank Meissen in the Registrant’s Paketeria AG equity affiliate, and the agreement to open Paketeria shop-in-bank stores in 12 Volksbank Meissen branches. The press release is contained in Item 9.01 as Exhibit 99.1, and is incorporated in this Item 7.01 by reference.

Equity Interest in Comverge, Inc.; Investment Company Act Status

During the second quarter of 2008, the Registrant sold 757,367 shares of the Common Stock of Comverge, Inc. in the open market. The proceeds of the sales were $9.7 million, reflecting an average sales price of $12.78 per share.

The Registrant continues to hold 1,006,298 shares of Comverge Common Stock with a market value of $14.1 million, based on the closing price for the Comverge Common Stock on the Nasdaq Global Market on June 30, 2008 of $13.98. As of June 30, 2008, the Registrant had cash and cash equivalents of approximately $15.6 million and restricted cash of approximately $2.5 million. These figures reflect cash and cash equivalents at the Registrant’s corporate parent level and do not include cash and cash equivalents at the Registrant’s majority-owned subsidiaries.

The Registrant believes that, as of June 30, 2008 and as of the date of this current report on Form 8-K, the value of the Registrant’s investment securities (as defined in the Investment Company Act of 1940 and the rules and regulations thereunder) does not exceed 40% of its total assets (exclusive of cash items) on an unconsolidated basis. The Registrant therefore believes that it is not an investment company for purposes of the Investment Company Act.

***

The information furnished under this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release of Acorn Energy, Inc. dated July 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 2nd day of July 2008.

ACORN ENERGY, INC.

By:	/s/ Sheldon Krause
Name:	Sheldon Krause
Title:	Secretary and General Counsel